EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105180, No. 33-51990, No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Form S-8 of our report dated September 14, 2009, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, on July 1, 2007), relating to the financial statements of Zygo Corporation appearing in this Annual Report on Form 10-K of Zygo Corporation for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
September 14, 2009